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                                                                EXHIBIT 11


                         ABBOTT LABORATORIES AND SUBSIDIARIES

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

              (Dollars and Shares in Millions Except Per Share Amounts)


                                                NINE MONTHS ENDED SEPTEMBER 30
                                                ------------------------------
                                                    1996              1995
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1.  Net earnings                                 $ 1,371.4         $ 1,223.3
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2.  Average number of shares outstanding             782.9             797.3
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3.  Earnings per share based upon average
    outstanding shares (1 divided by 2)          $    1.75         $    1.53
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4.  Fully diluted earnings per share:

    a. Stock options granted and outstanding for
       which the market price at quarter-end
       exceeds the option price                       31.5              30.0
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    b. Aggregate proceeds to the Company from
       the exercise of options in 4.a.           $   994.0         $   828.1
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    c. Market price of the Company's common
       stock at quarter-end                      $  49.250         $  42.625
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    d. Shares which could be repurchased
       under the treasury stock
       method (4.b. divided by 4.c.)                  20.2              19.4
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    e. Addition to average outstanding shares
       (4.a. - 4.d.)                                  11.3              10.6
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    f. Shares for fully diluted earnings per
       share calculation (2. + 4.e.)                 794.2             807.9
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    g. Fully diluted earnings per share
       (1. divided by 4.f.)                      $    1.73         $    1.51
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